Exhibit 99.1

ORIC® Pharmaceuticals Reports Second Quarter 2025 Financial Results and Operational Updates

Reported potentially best-in-class clinical efficacy and safety data from ongoing Phase 1b trial of ORIC-944 in combination with AR inhibitors for the treatment of patients with mCRPC

Strengthened cash position with $244 million gross proceeds from top-tier healthcare specialist investors across $125 million private placement financing and $119 million ATM issuances; Following recent financing activity, ORIC concludes anticipated ATM facility usage

In anticipation of potential initiation of registrational trials in 2026 for ORIC-944 and ORIC-114 (enozertinib), the company has revised its operating plan to substantially reduce investment in discovery research

Under the revised operating plan and with the additional financing, cash and investments expected to provide runway into 2H 2028 (previously 2H 2027) and beyond anticipated primary endpoint readouts from first Phase 3 trials for ORIC-944 and ORIC-114 (enozertinib)

SOUTH SAN FRANCISCO and SAN DIEGO, CA - August 12, 2025 – ORIC Pharmaceuticals, Inc. (Nasdaq: ORIC), a clinical stage oncology company focused on developing treatments that address mechanisms of therapeutic resistance, today reported financial results and operational updates for the quarter ended June 30, 2025.

“In the first half of the year, we’ve continued to make steady progress towards the potential initiation of Phase 3 studies in 2026 for ORIC-944 in prostate cancer and ORIC-114 (now enozertinib) in lung cancer, and we were pleased to further strengthen our cash position and runway with recent financing activity,” stated Jacob M. Chacko, M.D., president and chief executive officer. “As our clinical programs have progressed closer to registrational studies, it necessitates that we increase our focus and direct our expenditures solely on those programs, and so we’ve made the tough, but prudent, decision to substantially reduce our investment in discovery research. This reprioritization and additional financing further extend our cash runway into the second half of 2028. It’s with a heavy heart that we say goodbye to our colleagues impacted by the resulting workforce reduction. We are grateful for their many contributions to ORIC, we’re deeply sorry for the upheaval they are experiencing, and we sincerely hope to honor them by advancing our clinical pipeline to benefit patients as rapidly as possible.”

Second Quarter 2025 and Other Recent Highlights

ORIC-944: a potent and selective allosteric inhibitor of PRC2

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Reported preliminary efficacy and safety data in May 2025, from the ongoing Phase 1b trial of ORIC-944 in combination with AR inhibitors, supporting the potential of ORIC-944 as a best-in-class PRC2 inhibitor that may benefit a broad range of patients with prostate cancer. The data reported as of the May 2025 presentation cutoff dates included:

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Broad and deep PSA responses achieved, with 59% PSA50 response rate (confirmed rate of 47%) and 24% PSA90 response rate (all confirmed) in patients with metastatic castration-resistant prostate cancer (mCRPC).
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PSA responses were observed across all ORIC-944 dose levels and at comparable rates in combination with apalutamide and with darolutamide; majority of patients were still ongoing with multiple patients approaching one year or more.
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Both combination regimens demonstrated a safety profile compatible with long term dosing, with the vast majority of adverse events Grade 1 or 2 and no Grade 4 events.
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Presented preclinical ORIC-944 data at the 2025 AACR Annual Meeting demonstrating synergistic activity and improved progression-free survival when combined with androgen receptor pathway inhibitors in both castration-resistant and castration-sensitive prostate cancer models, validating the clinical exploration of ORIC-944 across the continuum of prostate cancer.

Enozertinib (formerly ORIC-114): a brain penetrant inhibitor that selectively targets EGFR exon 20, HER2 exon 20 and EGFR atypical mutations

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Continue to enroll Phase 1b trial of enozertinib as a single-agent in patients with advanced non-small cell lung cancer (NSCLC) with EGFR exon 20, HER2 exon 20, or EGFR atypical mutations, including patients with CNS metastases that are either treated or untreated but asymptomatic, across our 2L+ dose optimization cohorts and 1L expansion cohorts.
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Continue to enroll Phase 1b trial of enozertinib in combination with subcutaneous (SC) amivantamab in 1L NSCLC patients with EGFR exon 20 mutations.
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The World Health Organization International Nonproprietary Names (INN) expert committee has approved “enozertinib” as the nonproprietary (generic) name for ORIC-114.

Corporate Highlights:

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Completed a $125 million private placement financing with participation from new and existing healthcare specialist funds and $119 million in issuances from the ATM (at-the-market) facility. Given current cash and investment position, the Company concluded ATM usage and doesn’t expect to utilize the ATM facility for the foreseeable future.
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Announced strategic pipeline prioritization to focus operational and financial resources on the continued advancement of the two lead clinical programs, ORIC-944 and enozertinib. This initiative will result in the elimination of the discovery research group with a corresponding 20% workforce reduction. The Company expects to incur a one-time charge of approximately $1.9 million in the third quarter, primarily related to termination benefits, including severance and healthcare-related benefits. The Company will explore potential partnering of its preclinical programs.
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As a result of the strategic pipeline prioritization, cash runway is expected to fund the revised operating plan into 2H 2028 (previously 2H 2027), which is beyond anticipated primary endpoint readouts from the first Phase 3 trials for ORIC-944 and enozertinib.

Anticipated Program Milestones:

ORIC anticipates the following upcoming data milestones:

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ORIC-944 (mCRPC):
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2H 2025: Updated Phase 1b combination data with AR inhibitor(s)
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1Q 2026: Combination dose optimization data with AR inhibitor(s)
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Enozertinib (ORIC-114) (NSCLC):
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2H 2025: 1L EGFR exon 20, 2L EGFR exon 20, 2L+ HER2 exon 20 and 2L+ EGFR atypical data
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Mid-2026: 1L EGFR atypical data and 1L EGFR exon 20 combination with SC amivantamab data

Second Quarter 2025 Financial Results

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Cash, Cash Equivalents and Investments: Cash, cash equivalents and investments totaled $327.7 million as of June 30, 2025, which includes proceeds from $125.0 million private placement financing in May 2025 and $8.9 million in proceeds from an at-the-market offering of common stock during the quarter. Subsequent to the quarter ended June 30, 2025, the Company raised an additional $108.7 million in net proceeds under the ATM program resulting in proforma cash and investments of $436.4 million as of June 30, 2025. The Company now expects its cash and investments to fund the revised operating plan into 2H 2028.

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R&D Expenses: Research and development (R&D) expenses were $30.5 million for the three months ended June 30, 2025, compared to $28.9 million for the three months ended June 30, 2024, an increase of $1.6 million. For the six months ended June 30, 2025, R&D expenses were $55.2 million, compared to $50.9 million for the six months ended June 30, 2024, an increase of $4.3 million. The increases were due to higher personnel costs, including additional non-cash stock-based compensation, and costs related to the advancement of enozertinib, offset primarily by lower costs from discontinued programs.

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G&A Expenses: General and administrative (G&A) expenses were $8.5 million for the three months ended June 30, 2025, compared to $7.1 million for the three months ended June 30, 2024, an increase of $1.4 million. For the six months ended June 30, 2025, G&A expenses were $16.6 million, compared to $14.1 million for the six months ended June 30, 2024, an increase of $2.5 million. The increases were primarily due to higher personnel costs and professional services, including additional non-cash stock-based compensation.

About ORIC Pharmaceuticals, Inc.

ORIC Pharmaceuticals is a clinical stage biopharmaceutical company dedicated to improving patients’ lives by Overcoming Resistance In Cancer. ORIC’s clinical stage product candidates include (1) ORIC-944, an allosteric inhibitor of the polycomb repressive complex 2 (PRC2) via the EED subunit, being developed for prostate cancer, and (2) enozertinib (ORIC-114), a brain penetrant inhibitor that selectively targets EGFR exon 20, HER2 exon 20 and EGFR atypical mutations, being developed across multiple genetically defined cancers. ORIC has offices in South San Francisco and San Diego, California. For more information, please go to www.oricpharma.com, and follow us on X or LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, the continued clinical development of ORIC-944 and enozertinib (formerly ORIC-114); the impacts of the strategic pipeline reprioritization; the potential advantages of ORIC-944 and enozertinib; clinical outcomes, which may materially change as patient enrollment continues or more patient data become available; statements regarding the potential best-in-class properties of ORIC-944; the development plans and timelines for ORIC-944 and enozertinib; plans underlying ORIC’s clinical trials and development; anticipated program milestones, including timing of program and data updates and the initiation of registrational trials; the period over which ORIC estimates its existing cash, cash equivalents and investments will be sufficient to fund its current operating plan; and statements by the company’s chief executive officer. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained herein are based upon ORIC’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those projected in any forward-looking statements due to numerous risks and uncertainties, including but not limited to: risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics and operating as an early clinical stage company; ORIC’s ability to develop, initiate or complete preclinical studies and clinical trials for, obtain approvals for and commercialize any of its product candidates; changes in ORIC’s plans to develop and commercialize its product candidates; the potential for clinical trials of ORIC-944, enozertinib or any other product candidates to differ from preclinical, initial, interim, preliminary or expected results; negative impacts of health emergencies, economic instability or international conflicts on ORIC’s operations, including clinical trials; the risk of the occurrence of any event, change or other circumstance that could give rise to the termination of ORIC’s license and collaboration agreements or its clinical trial collaboration and supply agreements; the potential market for ORIC’s product candidates, and the progress and success of competing therapeutics currently available or in development; ORIC’s ability to raise any additional funding it will need to continue to pursue its business and product development plans; regulatory developments in the United States and foreign countries; ORIC’s reliance on third parties, including contract manufacturers and contract research organizations; ORIC’s ability to obtain and maintain intellectual property protection for its product candidates; the loss of key scientific or management personnel; competition in the industry in which ORIC operates; general economic and market conditions; and other risks. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in ORIC’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the SEC) on August 12, 2025, and ORIC’s future reports to be filed with the SEC. These forward-looking statements are made as of the date of this press release, and ORIC assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

Contact:

Dominic Piscitelli, Chief Financial Officer

dominic.piscitelli@oricpharma.com

info@oricpharma.com

ORIC PHARMACEUTICALS, INC.

CONDENSED BALANCE SHEETS

(in thousands, except share and per share amounts)

	June 30, 2025	December 31, 2024
	(unaudited)
Assets
Current assets:
Cash, cash equivalents and short-term investments	$282,513	$255,960
Prepaid expenses and other current assets	8,611	6,290
Total current assets	291,124	262,250

Long-term investments	45,216	—
Property and equipment, net	2,762	2,924
Other assets	7,755	8,968
Total assets	$346,857	$274,142

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,130	$1,548
Accrued liabilities	14,920	23,298
Total current liabilities	18,050	24,846

Other long-term liabilities	4,812	6,174
Total liabilities	22,862	31,020

Total stockholders' equity	323,995	243,122
Total liabilities and stockholders' equity	$346,857	$274,142

ORIC PHARMACEUTICALS, INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Operating expenses:
Research and development	$30,549	$28,940	$55,189	$50,900
General and administrative	8,515	7,077	16,593	14,107
Total operating expenses	39,064	36,017	71,782	65,007
Loss from operations	(39,064)	(36,017)	(71,782)	(65,007)

Other income, net	2,709	4,054	5,406	8,033
Net loss	$(36,355)	$(31,963)	$(66,376)	$(56,974)
Other comprehensive loss:
Unrealized loss on investments	(22)	(94)	(192)	(514)
Comprehensive loss	$(36,377)	$(32,057)	$(66,568)	$(57,488)
Net loss per share, basic and diluted	$(0.47)	$(0.45)	$(0.89)	$(0.83)
Weighted-average shares outstanding, basic and diluted	78,126,257	70,348,414	74,602,994	68,848,981